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                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

        Certification and notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934
                 or Suspension of Duty to File Reports Under
                   Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                                  Commission File Number        0-19701
                                                        ------------------------

                                ZYNAXIS, INC.
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           (Exact name of registrant as specified in its charter)

      371 PHOENIXVILLE PIKE, MALVERN, PENNSYLVANIA 19355 (215) 889-2200
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         $.01 PAR VALUE COMMON STOCK
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          (Title of each class of securities covered by this Form)

                                    NONE
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      (Titles of all other classes of securities covered by this Form)

                                    NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [X]
        Rule 12h-3(b)(1)(i)     [X]

        Approximate number of holders of record as of the certification or notice date:

ONE, FOLLOWING THE EFFECTIVE TIME OF THE REGISTRANT'S ACQUISITION BY VAXCEL, INC. PURSUANT TO THE MERGER OF A NEWLY-FORMED, WHOLLY-OWNED SUBSIDIARY OF VAXCEL, INC. WITH AND INTO THE REGISTRANT.

        Pursuant to the requirements of the Securities Exchange Act of 1934, VAXCEL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   May 21, 1997            By:  Paul J. Wilson III
     --------------------          ---------------------------------------
                                     Paul J. Wilson III
                                         President and Chief Executive Officer
                                     of Vaxcel, Inc., Successor Issuer to the
                                     Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.